Exhibit 10.1

SHAREHOLDER SUPPORT AGREEMENT

THIS SHAREHOLDER SUPPORT AGREEMENT, dated as of January__, 2025 (the “Agreement”), by and among Rising Dragon Acquisition Corp., a Cayman Islands exempted company (“Parent”), and the Persons and entities set forth on Schedule I hereto (each, a “Holder” and collectively, the “Holders”) of HZJL Cayman Limited, a Cayman Islands exempted company (the “Company”).

W I T N E S S E T H:

A.	WHEREAS, Parent, the Company, Xpand Boom Technology Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Parent (the “Purchaser”), Xpand Boom Solutions Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (“Merger Sub”), XB B Limited, a British Virgin Islands business company and [ ], a [ ] company (each, a “Principal Shareholder” and collectively, the “Principal Shareholders”), and Bin Xiong, an individual, as the representative of the Principal Shareholders (the “Principal Shareholders’ Representative”), are entering into the Merger Agreement of even date herewith (as the same may be amended or supplemented from time to time in accordance with the Merger Agreement, and subject to Section 3.2 hereof, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), as a result of which the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of the Cayman Islands as a wholly owned Subsidiary of Purchaser;

B.	WHEREAS, the Holders and their affiliates are the beneficial owners of ordinary and preferred shares, par value $[0.0001] per share, of the Company (the “Company Shares”) (such Company Shares, the Holders’ and their affiliates’ “Existing Shares” and such Existing Shares, together with any additional capital stock of the Company beneficially owned or acquired by the Holders and their affiliates on or after the date hereof, the “Shares”);

C.	WHEREAS, as an inducement and a condition to Parent entering into the Merger Agreement, the Holders are entering into this Agreement with Parent; and

D.	WHEREAS, the board of directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has consented to the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Holders is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

ARTICLE II
AGREEMENT TO CONSENT AND VOTE

2.1 Agreement to Deliver Written Consent. Prior to the Termination Date (as defined herein) and subject to Section 3.2, the Holders irrevocably and unconditionally agree that the Holders shall, promptly following the time at which the Registration Statement becomes effective under the Securities Act (and, in any event, within two Business Days of such time), execute and deliver (or cause to be executed and delivered) the Shareholder Written Consent, substantially in the form attached hereto as Exhibit A, pursuant to the Company’s Amended and Restated Memorandum and Articles of Association covering all of the Shares approving the Merger, adopting the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger (the “Transaction Matters”).

2.2 Agreement to Vote. Prior to the Termination Date and subject to Section 3.2, each Holder, severally and not jointly, irrevocably and unconditionally agrees that such Holder shall, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Shares in favor of the Transaction Matters.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights; Litigation. To the full extent permitted by law, each Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 238 of the Cayman Islands Companies Act (2021 Revision)), any dissenters’ rights and any similar rights relating to the Merger that the Holder may directly or indirectly have by virtue of the ownership of any Shares. Each Holder further agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, Merger Sub, or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of the board of directors of the Company in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided that the foregoing shall not apply to any claim based on fraud or any breach committed prior to the termination of the Merger Agreement.

3.2 Additional Shareholder Consent Required. If the Merger Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Holders under applicable Law or the Company’s Amended and Restated Memorandum and Articles of Association and (ii) materially and adversely affects a Holder, then, notwithstanding anything to the contrary in this Agreement, such affected Holder may withhold its consent or approval to such amendment or any Transaction Matters in its sole and absolute discretion.

3.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or beneficial owner of the Shares. The taking of any actions (or failures to act) by the Holder’s designees serving as a director of the Company shall not be deemed to constitute a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Each Holder hereby represents and warrants as follows:

(a) Ownership. To the Holder’s knowledge, the Holder has, with respect to the Existing Shares, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to deliver written consents, vote, issue instructions with respect to the matters set forth in Article II, agree to all of the matters set forth in this Agreement and to transfer the Shares. The Existing Shares constitute all of the Company Shares owned of record or beneficially by the Holder as of the date hereof. Other than this Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party presently obligating the Holder to transfer or cause to be transferred to any person any of the Shares, and no person presently has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares.

(b) Organization; Authority. If the Holder is an entity, the Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Holder is not in violation of any of the provisions of the Holder’s certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable. The Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any statutory law; (ii) violate any order, judgment or decree applicable to the Holder or any of its affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder or any of its affiliates is a party or any term or condition of its certificate of limited partnership, partnership agreement or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder or any of its affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or governmental Authority, except such filings and authorizations as may be required under the Exchange Act and under the Holder’s organizational documents.

ARTICLE V
MISCELLANEOUS

5.1 Disclosure. Each Holder hereby authorizes the Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Registration Statement the Holder’s identity and ownership of the Shares and the nature of the Holder’s obligations under this Agreement.

5.2 Termination. This Agreement shall terminate at the earlier of (a) the date the Merger Agreement is terminated in accordance with its terms and (b) the date on which the Merger is consummated (the “Termination Date”).

5.3 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.5 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

5.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Holder, to:

[Redacted]

and

if to Parent,

Rising Dragon Acquisition Corp.

No. 604, Yixing Road

Wanbolin District, Taiyuan City

Shanxi Province, People’s Republic of China

Attention: Lulu Xing

Email: 100116156@qq.com

With a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Vivien Bai, Esq.

Email: vbai@loeb.com

5.7 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge of the Holder or any officer of Holder, if applicable, after due inquiry, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China are authorized by Law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental Authority or other entity of any kind or nature, and (c) an “affiliate” of a specified person is any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any general partner of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which an affiliate serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

5.8 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) waives any objection to laying venue in any such action or proceeding in the aforesaid courts, (iii) waives any objection that the aforesaid courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.6.

5.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Holder’s obligation to deliver the Shareholder Written Consent), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

5.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

5.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

RISING DRAGON ACQUISITION CORP.

By:
Name:	Lulu Xing
Title:	Chief Executive Officer

[Signature Page to the Shareholder Support Agreement]

HOLDER:

XB B LIMITED

By:
Name:
Title:

[_____________]

By:
Name:
Title:

[______________]

By:
Name:
Title:

[Signature Page to the Shareholder Support Agreement]

SCHEDULE I

NAME OF SHAREHOLDER	NUMBER OF COMPANY VOTING SHARES	ADDRESS FOR NOTICES
XB B Limited	17,479,345.40

[Schedule I to Shareholder Support Agreement]

EXHIBIT A

HZJL Cayman Limited

(the “Company”)

Written Resolutions of Shareholders in Lieu of a Meeting

The undersigned shareholders (the “Consenting Holders”) of HZJL Cayman Limited, a Cayman Islands exempted company (the “Company”), being the holders as of the date of this written consent (this “Written Consent”) of HZJL Cayman Limited, par value $[0.0001] per share, of the Company (the “Shares”), hereby irrevocably consent in writing to the following actions and the adoption of the following resolutions without a meeting of shareholders:

WHEREAS, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [ ], 2025, by and among the Company, Rising Dragon Acquisition Corp., a Cayman Islands business company (“Parent”), Xpand Boom Technology Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Parent (the “Purchaser”), and Xpand Boom Solutions Inc., a Cayman Islands exempted company and wholly-owned subsidiary of the Purchaser (the “Merger Sub”), XB B Limited, a British Virgin Islands business company and [ ] (the “Principal Shareholders”), and Bin Xiong, an individual, as the representative of the Principal Shareholders (the “Principal Shareholders’ Representative”), a copy of which has been provided to the undersigned Consenting Holders and is attached hereto as Annex A (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the Merger (the “Merger”);

WHEREAS, the Company’s Board of Directors has, subject to the terms and conditions under the relevant board resolutions, (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (ii) approved the Merger, (iii) approved and declared advisable entry into the Merger Agreement and the transactions contemplated thereby, and (iv) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend the approval of the Merger Agreement to the Company’s shareholders;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each share of Company capital stock (other than any Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, the Merger Consideration;

WHEREAS, pursuant to the Cayman Law and the Company’s memorandum and articles of association, the Merger Agreement and the transactions contemplated by the Merger Agreement must be adopted by special resolutions of the shareholders of the Company passed by the requisite vote of the Company’s shareholders at a special meeting;

WHEREAS, pursuant to the Cayman Law and the Company’s memorandum and articles of association, the Company’s shareholders may act by written consent; and

WHEREAS, as of the date hereof, the Shares represent approximately [ ]% of the aggregate voting power of the issued and outstanding shares of HZJL Cayman Limited;

WHEREAS, upon the execution and delivery of this written consent, the Requisite Company Vote shall have been obtained in accordance with the Cayman Law and the Company’s memorandum and articles of association;

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Merger and the transactions contemplated thereby are hereby adopted and approved by the Consenting Holders with the same force and effect as if the shareholders had taken such action at a meeting of the shareholders of the Company; and be it

FURTHER RESOLVED, that signatures to this Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

FURTHER RESOLVED, that notwithstanding anything to the contrary herein, if the Merger Agreement is amended prior to the Closing in a manner that both (i) requires the consent of the Consenting Holders under applicable Law or the Company’s Amended and Restated Memorandum and Articles of Association and (ii) materially and adversely affects a Consenting Holder, then, the foregoing Written Consent by such Consenting Holder shall not apply to such amendment or any related Transaction Matters.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement, shall be filed with the book in which proceedings of meetings of the shareholders of the Company are recorded and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on this __ day of [January], 2025.

XB B Limited

By:
Name:
Title:

[___________]

By:
Name:
Title:

[____________]

By:
Name:
Title:

Annex A

Merger Agreement